Exhibit 99.1

Block Communications, Inc. Reports Financial Results for Fourth Quarter and Full Year 2003

Toledo, OH—Tuesday, March 23, 2004
Block Communications, Inc. (the “Company”) today announced its results for the quarter and year ended December 31, 2003.

The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company provides cable television service to the greater Toledo, Ohio metropolitan area (Buckeye CableSystem) and the Sandusky, Ohio area (Erie County CableSystem), with approximately 149,000 subscribers, as of December 31, 2003. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania, and The Blade in Toledo, Ohio, each of which is the leading publication in its market. The aggregate average daily and Sunday paid circulation of the two newspapers is approximately 384,600 and 593,850, respectively. The Company owns and operates four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio; and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a telecom business and a home security business.

During 2003, we reorganized various operations within the non-reportable other communications segment. Effective May 31, 2003, we suspended the operations of Community Communication Services, Inc. (CCS), an alternative advertising distribution company. Effective December 31, 2003, we sold the net assets of certain divisions of Corporate Protection Services, Inc. (CPS) and ceased operating those divisions. The disposed divisions were previously involved in the sale, installation, and testing of commercial security and fire protection systems. CPS will continue to provide sales, installation, and monitoring of residential security and fire protection systems. We feel the residential model complements the residential services offered by our other companies. We do not expect this reorganization to have a material impact on our liquidity, financial condition, or continuing results of operations.

Revenue

For the fourth quarter ended December 31, 2003, the Company had net revenues of $111.7 million, a decrease of $187,000, or 0.2%, compared with the quarter ended December 31, 2002. The decrease is primarily attributable to a reduction in publishing and broadcasting revenue offset by growth in cable revenue. For the year ended December 31, 2003, the Company had net revenues of $420.1 million, an increase of $1.2 million, or 0.3%, compared with the year ended December 31, 2002. This is due to increased cable revenues partially offset by decreased advertising revenues in both our publishing and broadcasting operations. The decreased revenues were attributable to a soft advertising market, which was primarily the result of a weak overall economic environment. Other communications revenue decreased slightly due mainly to the reduction in telephony revenues resulting from declining reciprocal compensation.

Cable Revenue

Cable revenue for the quarter was $27.8 million, an increase of $1.9 million, or 7.3%, from the same period of 2002. The growth in cable revenue was principally attributable to an increase of $5.22, to $61.75, in the average monthly revenue per basic subscriber for the fourth quarter of 2003 compared to the same period of 2002. An increase in the monthly basic cable service charge and the continued growth in revenue generating units in the advanced services categories drove the increase in average monthly revenue per subscriber. For the quarter ended December 31, 2003, average monthly high-speed data revenue per data customer was $44.15, a decrease of $.48, as compared to the fourth quarter of 2002. This decrease is primarily due to an increase in the number of subscriptions to discounted bundled services because of an aggressive cable modem and digital campaign launched during the third quarter of 2003. For the quarter ended December 31, 2003, average monthly digital revenue per home was $14.32, a decrease of $1.37, as compared to the same period of the prior year. This decrease is due to a change in the composition of the digital subscriber base. At the start of the digital launch, the subscriber base consisted primarily of early adopters who, on average, purchased higher price tiers of digital service, whereas, later subscribers opted, on average, for lower price tiers of service, thereby reducing per-subscriber revenue. This shift in the subscriber base is also the result of the aggressive marketing campaign.

Cable revenue for the year ended December 31, 2003 was $109.5 million, an increase of $8.1 million, or 7.9%, from 2002 to 2003. The growth in cable revenue was principally attributable to an increase of $5.42, or 9.9%, to $60.35, in the average monthly revenue per basic subscriber, partially offset by a decrease in basic subscribers. The increase in the average monthly revenue per basic subscriber was primarily attributable to an increase in the basic cable service rate charged to subscribers and growth in high-speed cable modem and digital cable subscribers. Average monthly high-speed data revenue per customer throughout 2003 was $45.03, a decrease of $.85, or 1.9%, as compared to 2002. This decrease is primarily due to digital packaging discounts offered as part of the aggressive digital tiers marketing campaigns. For the year ended December 31, 2003, average monthly digital revenue per home was $14.53, a decrease of $.67, or 4.4%, as compared to the same period of the prior year.

Revenue generating units increased in the high-speed data (Buckeye Express) and the digital cable (Buckeye Digital Link) categories during 2003. Net high-speed data additions for the quarter and year totaled 2,256, or 8.2%, and 7,242, or 32.1%, respectively, resulting in 29,807 high-speed data customers as of December 31, 2003. Net digital additions for the quarter and year totaled 2,387, or 6.7%, and 11,981, or 46.0%, respectively, resulting in 38,073 digital customers as of December 31, 2003. Basic subscribers at the end of the year totaled 149,178, a decrease of 3,214 basic subscribers from December 31, 2002. This is due to the decrease of 2,164 basic subscribers in the Toledo system due to an increase in non-pay disconnects and fewer installations resulting from soft economic conditions within the Toledo market, as well as competition from DBS. The Erie County system recognized a decrease in basic subscribers of 1,050 due primarily to the delay in system rebuild and the corresponding rollout of advanced services. This rebuild is expected to be completed by the end of the second quarter of 2004.

Publishing Revenue

Publishing revenue for the quarter was $67.7 million, a decrease of $1.3 million, or 1.9%, as compared to the same period of the prior year. The decrease was partially due to a $740,000, or 1.3%, decrease in advertising revenue. Retail and classified advertising revenue decreased $1.4 million, or 4.4%, and $587,000, or 3.5%, respectively, partially offset by increases in national and other advertising items of $746,000, or 9.5%, and $514,000, or 61.6%, respectively. Circulation revenue decreased $500,000, or 3.9%, primarily due to a decrease in home-delivery revenue resulting from an increase in subscription stops attributable to economic conditions and a decrease in the average earned rate per copy. Other revenue, which consists of third-party and total market delivery, was consistent with the same period of the prior year.

Publishing revenue for 2003 was $251.3 million, a decrease of $5.9 million, or 2.3%, as compared to the previous year. The decrease in publishing revenue was due primarily to a $4.8 million, or 2.3% decrease in advertising revenue to $200.6 million in 2003. Total advertising revenue decreased because of a reduction in retail and classified advertising of $4.7 million, or 4.4%, and $4.5 million, or 6.1%, respectively; these declines were partially offset by increases in national and other advertising items of $2.5 million and $2.1 million, respectively. The reduction in classified advertising is due primarily to the decrease in placement of help wanted advertising due to the continued economic softness.

Circulation revenue decreased $1.0 million, or 2.0%, to $48.9 million in 2003 due to the economic downturn causing losses in daily and Sunday net paid circulation for both home delivery and single copy sales and corresponding decreases in the average earned rate per copy. Other revenue, which is composed of third-party and total market delivery and niche publications, was consistent with prior year.

Broadcasting Revenue

Broadcasting revenue for the quarter was $11.2 million, a decrease of $641,000, or 5.4%, as compared to the same period of 2002. The decrease in broadcasting revenue was due to decreases in national and political revenue of $123,000 and $1.4 million, respectively. These were partially offset by increases in local and regional advertising revenue of $556,000. Correspondingly, outside agency commissions decreased $251,000.

Broadcasting revenue for the year was $39.4 million, a decrease of $558,000, or 1.4%, as compared to the prior year. National and political revenue decreased $359,000, or 2.7%, and $2.0 million, or 68.6%, respectively, resulting from greatly reduced political advertising demand due to the lack of political races during 2003. The national and political revenue declines were partially offset by an increase in local and trade revenue of $1.2 million, or 4.7%, and $320,000, or 40.6%, respectively, along with a reduction in agency commissions of $282,000, or 3.8%.

Other Communications Revenue

Other communications revenue from continuing operations for the quarter was $5.0 million, a decrease of $162,000, or 3.1%, as compared to the same quarter of the prior year. Telecom revenue for the quarter was $4.4 million, a decrease of $250,000, due to a planned decrease in long-distance revenue of $159,000 and a $91,000 decrease in switched services revenue. Effective June 14, 2003, an incumbent LEC invoked the FCC order on reciprocal compensation rate reduction. Reciprocal compensation revenue decreased $498,000. This reduction was partially offset by revenue growth resulting from a 2.3% increase in the customer base during the fourth quarter of 2003, caused by the net addition of 15 telecom customers.

Other communications revenue from continuing operations for the year was $19.8 million, a decrease of $368,000, or 1.8%, from 2002 to 2003. The decrease in other communication revenue was primarily a result of a $273,000, or 1.5%, decrease in telecom revenue to $17.6 million in 2003.

The decrease in telecom revenue was primarily due to the reduction in reciprocal compensation revenue, long-distance revenue, and carrier access billings of $1.2 million, or 51.0%, $634,000, or 21.1%, and $555,000, or 28.9%, respectively. These reductions were partially offset by an increase in competitive access and local exchange revenue of $798,000, or 22.8% and $1.0 million, or 14.1%, respectively, due to the net addition of 94 telecom customers, representing a 16.5% increase in the customer base. The revenue relating to residential security alarm system sales and monitoring decreased $95,000, or 4.1%, due to decreases in the number of system sales throughout 2003.

Operating Expenses

Operating expenses for the quarter were $107.5 million, an increase of $1.1 million, or 1.1%, as compared to the same period of the prior year. The increase in operating expense was attributable to increased publishing and cable expenses, offset by decreased expenses within the broadcasting and corporate general and administrative expenses.

Cable operating expenses were $25.9 million, an increase of $2.2 million, or 9.1%, as compared to the three months ended December 31, 2002. The increase was due to a $2.2 million, or 75.0% increase in cable general and administrative expenses primarily due to a $2.0 million loss on the disposal of assets recorded during the fourth quarter of 2003 resulting from the rebuild of our cable systems in Toledo and Erie County. Basic cable programming expenses increased $75,000, or 1.3%, to $5.9 million, due to price increases from programming suppliers. Programming expense for the digital tier increased $129,000, or 40.1%, due to an increase in the number of digital subscribers as compared to the same quarter of the prior year. These increases were partially offset by cost savings throughout the other departments.

Publishing operating expenses were $66.9 million, an increase of $1.3 million, or 2.0%, from the same quarter of 2002. The increase was due to a $744,000, or 9.9%, increase in newsprint and ink expense, resulting from a weighted-average price per ton increase of $52.98, or 12.3%, offset by a 2.2% decrease in consumption from the three months ended December 31, 2002. Departmental operating costs increased primarily due to contractual wage increases and general and administrative expenses increased due to additional expense related to employee pension benefits.

Broadcasting operating expenses were $9.4 million, a decrease of $324,000, or 3.3%, from the same quarter of the prior year. Other communications operating expenses from continuing operations of $4.2 million were consistent with the three months ended December 31, 2002.

Operating expenses for the year were $411.9 million, an increase of $11.3 million, or 2.8%, from 2002 to 2003. Cable operating expenses were $100.5 million, an increase of $9.1 million, or 10.0%, from 2002 to 2003. The increase was primarily due to a $3.5 million, or 12.9%, increase in depreciation and amortization to $30.7 million in 2003, attributable to the capital expenditures associated with the rebuild of our Toledo cable system and continued rollout of cable modems and digital cable service. In addition, depreciation expense for the Erie County system has been accelerated in anticipation of the completion during the second quarter 2004 of our system rebuild. Basic cable programming expenses increased $1.4 million, or 6.2%, to $23.8 million, due to price increases from programming suppliers. Programming expense for the digital tier increased $845,000, due to an increase in the number of digital subscribers as compared to the prior year. Cable general and administrative expenses increased $3.5 million, or 30.2%, due to increases in personal property tax, worker’s compensation expense, expense related to employee pension benefits, an overall increase in property and casualty insurance rates, and a loss on disposal of assets of $2.0 million.

Publishing operating expenses were $252.9 million, an increase of $3.7 million, or 1.5%, from 2002 to 2003. The increase was due to increases in circulation, advertising and production expense of $272,000, $256,000 and $830,000, respectively, primarily due to contractual wage increases. Newsprint expense increased $815,000, or 2.8%, resulting from a weighted-average price per ton increase of $27.28, or 6.2%, partially offset by a 3.7% decrease in consumption from the prior year. General and administrative expenses, including pension and welfare costs, increased $2.2 million, or 3.3%, as compared to the prior year. This increase in expenses is partially due to contractual increases in wages and increased expense related to employee pension benefits.

Broadcasting operating expenses were $36.7 million, an increase of $380,000, or 1.1%, from 2002 to 2003. The increase results primarily from increases in programming, sales, news, and depreciation expense. Other communications operating expenses were $17.5 million, a decrease of $248,000, or 1.4%, from 2002 to 2003. Telecom operating expenses decreased $688,000, or 4.5%, due to a decrease of $626,000 in long-distance expense. The operating expenses relating to residential security alarm system sales and monitoring increased $440,000, or 19.1%, due primarily to an increase in general and administrative expenses of $316,000, resulting from an increase in bad debt expense and employee benefits.

Operating Income

Operating income for the quarter decreased $1.3 million as compared to the three months ended December 31, 2002. Cable operating income decreased $259,000 due primarily to the increases in programming expenses and the loss on disposal of assets discussed above, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $2.6 million, primarily due to decreases in advertising revenue and increased operating expenses. Broadcasting operating income decreased $317,000 due to decreases in advertising revenue, primarily national and political. Other communications operating income from continuing operations decreased $174,000. Corporate general and administrative expenses decreased $2.0 million due to $1.5 million of management bonuses and executive committee stock awards issued in the fourth quarter of 2002, along with a reduction in health and welfare expense due to favorable claims experience throughout 2003.

Operating income decreased $10.1 million, or 55.3%, from 2002 to 2003. Cable operating income decreased $1.0 million, or 10.4%. The decrease in cable operating income was primarily due to increased programming expenses and depreciation expense, and the loss on the disposal of assets; these declines were partially offset by revenue growth generated by rate increases and the continued rollout of advances services. Publishing operating income decreased $9.6 million, or 119.1%. The decrease in publishing operating income was due to further reduction in advertising sales resulting from the continued economic softness in the markets we serve along with increased operating expenses due to newsprint and contractual wage increases. Broadcasting operating income decreased $938,000, or 25.7%. The decrease in broadcasting operating income was primarily due to lower national and political advertising demand in our markets during 2003, partially offset by increases in local advertising. Other communications operating income from continuing operations decreased $120,000. Corporate general and administrative expenses decreased $1.6 million due to the reduction in compensation expense relating to management bonuses and executive committee stock awards issued in 2002.

Net Income

For the year ended December 31, 2003, the company reported a net loss of $40.6 million compared to net income of $2.5 million for the year ended December 31, 2002. The decrease in net income is the result of a $10.1 million decrease in operating income, a $5.6 million non-cash impairment loss, net of minority interest, a $31.6 million non-cash charge resulting from a valuation allowance recorded against our deferred tax assets, and a $21.1 million gain recognized on the like-kind exchange of Monroe Cablevision during 2002. The reduction of net income was partially offset by a $3.3 million decrease in interest expense, an increase in income of $4.6 million attributable to the change in fair value of interest rate swaps, a $9.0 million loss related to the early extinguishment of debt recognized in 2002, and an increase in investment income of $984,000.

The impairment charge represents the excess of the carrying value over the determined fair value of the FCC license held by the WAND-TV Partnership. The impairment arises from a write-down of our FCC license resulting from a discounted cash flow forecast that uses industry averages to determine the fair value of the license. The decrease in fair value is the result of the decline in the advertising market during 2001 and 2003, which decreased industry-wide station operating margins.

In conjunction with the filing of our annual report on Form 10-K, we were required to reassess all significant estimates and judgments made in our financial statements, considering any additional information available. From the time we released our September 30, 2003, third quarter results, to the filing of our Form 10-K we determined that the underlying assumptions related to judgments made in connection with our SFAS No. 109 analysis had changed. In performing our updated analysis of the realizability of our deferred tax assets, we considered the continued economic softness and the impact the economy had on our lines of business. Our projections for future periods were adjusted to reflect the current economic situation and the unanticipated increases in related employee costs and benefits due to continuing decreases in discount rates and pension plan asset rate of returns. In light of the new projections and after considering all available evidence, both positive and negative, we concluded that a valuation allowance for our deferred tax assets was required as of December 31, 2003. Accordingly, we have recorded a non-cash charge in the fourth quarter of 2003 of $31.6 million to record a full valuation allowance for our deferred tax assets.

Depreciation and amortization

For the year ended December 31, 2003, depreciation and amortization increased $2.9 million, or 5.3%. The increase in depreciation and amortization was primarily due to the rebuild of our cable systems in Toledo and Erie County, accelerated depreciation expense on the Erie County System in anticipation of a 2004 completion, and other capital expenditures to maintain our operating assets.

Adjusted EBITDA

For the year ended December 31, 2003, adjusted EBITDA decreased $4.1 million, or 6.3%. Adjusted EBITDA as a percent of revenues decreased from 15.7% in 2002 to 14.7% in 2003. A reconciliation of adjusted EBITDA to net income is provided below. The decrease in adjusted EBITDA as a percentage of revenue was primarily due to the reduction in publishing advertising revenue resulting from the economic conditions during 2003; this reduction was partially offset by increased revenue from the continued rollout of high margin advanced cable products and the increase in cable service charges. Net loss as a percentage of revenue was 9.7% for the year ended December 31, 2003, as compared to net income as a percentage of revenue at December 31, 2002 of 0.6%. As discussed above, a $31.6 million valuation allowance relating to deferred tax assets was recorded in the fourth quarter of 2003, and the year ending December 31, 2002 included a $13.5 million gain, net of tax, related to the like-kind exchange and a $5.8 million loss, net of tax, on early extinguishment of debt.

Liquidity and capital resources

Capital expenditures, including capital leases, totaled $55.1 million and $32.0 million for the years ended December 31, 2003 and 2002, respectively. Capital expenditures were $19.6 million and $11.0 million for the three months ended December 31, 2003 and 2002, respectively. Capital expenditures for the year ended December 31, 2003 were used primarily to begin the rebuild of the Erie County Cable system, complete the rebuild of the Bedford, MI plant acquired from Comcast Corp. in the like-kind exchange, begin the first stages of the Pittsburgh Post-Gazette facility upgrade and maintain other operating assets. Capital expenditures for 2002 were primarily used to support our continued rollout of advanced cable products, the rebuild of the plant acquired from Comcast Corp., and maintenance of our other operating assets.

As of December 31, 2003, the Company had $11.5 million in cash and cash equivalents and long-term funded debt of $268.2 million, excluding letters of credit and the $4.1 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to adjusted EBITDA for the twelve months trailing December 31, 2003 was 4.36 to 1.0. Please refer to the reconciliation of adjusted EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing December 31, 2003 was 6.61 to 1.0.

For additional information on 2003 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

The Company will host a conference call to discuss its 2003 results on Thursday, March 25, 2004 beginning at 2:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 800-839-3742 beginning March 25, 2004 at 6:00 p.m. Eastern Time Zone until April 1, 2004 at midnight Eastern Time Zone.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results and a reconciliation of net income (loss) to adjusted EBITDA for the quarters and years ended December 31, 2003 and 2002.

Block Communications, Inc. and Subsidiaries
Results of Operations

	Three months ended		Year To Date
	December 31 (unaudited)		December 31
	2003	2002	2003	2002
Revenue:
Publishing	$67,667,197	$68,946,016	$251,333,791	$257,256,343
Cable	27,827,841	25,932,486	109,533,677	101,473,858
Broadcasting	11,195,917	11,837,062	39,406,282	39,964,031
Other Communications	5,015,704	5,177,737	19,784,459	20,152,011

	111,706,659	111,893,301	420,058,209	418,846,243
Expense:
Publishing	66,864,612	65,551,155	252,878,514	249,186,956
Cable	25,925,851	23,771,875	100,508,243	91,403,840
Broadcasting	9,390,352	9,714,647	36,693,290	36,312,941
Other Communications	4,231,774	4,220,139	17,451,402	17,699,243
Corporate general and administrative	1,049,903	3,076,278	4,398,354	6,045,826

	107,462,492	106,334,094	411,929,803	400,648,806

Operating income (loss)	4,244,167	5,559,207	8,128,406	18,197,437
Nonoperating income (expense):
Interest expense	(4,617,072)	(6,272,250)	(19,633,266)	(22,952,372)
Gain on disposition of Monroe Cablevision	—	—	—	21,140,829
Change in fair value of interest rate swaps	2,131,361	1,461,238	3,908,162	(732,748)
Loss on impairment of intangible asset	(8,378,058)	—	(8,378,058)	—
Loss on extinguishment of debt	—	—	—	(8,989,786)
Investment income (loss)	923,613	(20,299)	1,110,158	126,221

	(9,940,156)	(4,831,311)	(22,993,004)	(11,407,856)
Income (loss) from continuing operations before income taxes and minority interest	(5,695,989)	727,896	(14,864,598)	6,789,581
Provision for income taxes	30,546,107	322,111	27,607,585	2,934,948
Minority interest	2,757,601	(254,785)	2,860,804	(476,840)

Income (loss) from continuing operations	(33,484,495)	151,000	(39,611,379)	3,377,793
Loss on discontinued operations, net of tax	(546,055)	(291,526)	(960,213)	(837,347)

Net income (loss)	$(34,030,550)	$(140,526)	(40,571,592)	2,540,446

Add:
Interest expense	4,617,072	6,272,250	19,633,266	22,952,372
Provision for income taxes	30,300,448	497,113	27,150,700	2,727,500
Depreciation	10,545,467	11,015,946	47,715,423	44,753,126
Amortization of intangibles and deferred charges	771,672	1,091,855	3,083,785	3,011,349
Amortization of broadcast rights	1,795,801	2,160,166	7,020,339	7,138,102
(Gain) loss on disposal of property and equipment	2,041,846	270,952	2,177,810	(300,268)
Change in fair value of interest rate swaps	(2,131,361)	(1,461,238)	(3,908,162)	732,748
Loss on impairment of intangible asset, net of minority interest	5,613,299	—	5,613,299	—
Loss on early extinguishment of debt	—	—	—	8,989,786
Loss on disposal of discontinued operations	333,424	—	569,015	—
(Gain) on disposal of Monroe Cablevision			—	(21,140,829)
Less:
Payments of broadcast rights	(1,765,539)	(1,622,597)	(6,933,128)	(5,744,461)

Adjusted EBITDA	$18,091,579	$18,083,921	$61,550,755	$65,659,871

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated
	Three months ended December 31, 2003
Net Income (loss)	$(1,035,120)	$1,439,345	$(4,439,342)	$213,229	$(30,208,662)	$(34,030,550)
Adjustments to Net Income:
Interest expense	1,594,228	—	—	—	3,022,844	4,617,072
Provision (credit) for income taxes	243,494	463,565	625,128	(221,013)	29,189,274	30,300,448
Depreciation	2,348,608	6,387,093	714,041	1,095,725	—	10,545,467
Amortization of intangibles and deferred charges	88,376	184,891	4,236	—	494,169	771,672
Amortization of broadcast rights	—	75,850	1,719,951	—	—	1,795,801
Film payments	—	(79,099)	(1,686,440)	—	—	(1,765,539)
Loss on disposal of assets	53,797	1,979,438	3,525	5,086	—	2,041,846
Change in fair value of derivative	—	—	—	—	(2,131,361)	(2,131,361)
Loss on impairment of intangible asset, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operations	—	—	—	333,424	—	333,424

Adjusted EBITDA	$3,293,383	$10,451,083	$2,554,398	$1,426,451	$366,264	$18,091,579

	Three months ended December 31, 2002
Net Income (loss)	$724,648	$2,105,418	$1,446,511	$514,942	$(4,932,045)	$(140,526)
Adjustments to Net Income:
Interest expense	1,684,556	—	—	—	4,587,694	6,272,250
Provision (credit) for income taxes	985,657	56,078	427,817	326,132	(1,298,571)	497,113
Depreciation	2,889,600	6,314,504	749,267	1,062,575	—	11,015,946
Amortization of intangibles and deferred charges	88,167	530,866	(8,264)	—	481,086	1,091,855
Amortization of broadcast rights	—	90,010	2,070,156	—	—	2,160,166
Film payments	—	(72,959)	(1,549,638)	—	—	(1,622,597)
Loss (gain) on disposal of assets	(156,899)	445,435	—	(17,584)	—	270,952
Change in fair value of derivative	—	—	—	—	(1,461,238)	(1,461,238)

Adjusted EBITDA	$6,215,729	$9,469,352	$3,135,849	$1,886,065	$(2,623,074)	$18,083,921

	Year ended December 31, 2003
Net Income (loss)	$(3,344,323)	$6,344,950	$(3,889,472)	$1,444,709	$(41,127,456)	$(40,571,592)
Adjustments to Net Income:
Interest expense	1,742,049	—	—	—	17,891,217	19,633,266
Provision (credit) for income taxes	58,500	2,684,600	1,092,800	(528,750)	23,843,550	27,150,700
Depreciation	10,565,824	30,009,614	2,874,373	4,265,612	—	47,715,423
Amortization of intangibles and deferred charges	352,993	739,563	16,940	—	1,974,289	3,083,785
Amortization of broadcast rights	—	302,546	6,717,793	—	—	7,020,339
Film payments	—	(319,204)	(6,613,924)	—	—	(6,933,128)
Loss on disposal of assets	16,422	2,046,188	76,640	38,560	—	2,177,810
Change in fair value of derivative	—	—	—	—	(3,908,162)	(3,908,162)
Loss on impairment of intangible asset, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operations	—	—	—	569,015	—	569,015

Adjusted EBITDA	$9,391,465	$41,808,257	$5,888,449	$5,789,146	$(1,326,562)	$61,550,755

	Year ended December 31, 2002
Net Income (loss)	$2,344,897	$7,003,335	$2,410,338	$1,633,023	$(10,851,147)	$2,540,446
Adjustments to Net Income:
Interest expense	1,814,250	—	—	—	21,138,122	22,952,372
Provision (credit) for income taxes	3,910,500	3,072,100	784,300	(225,050)	(4,814,350)	2,727,500
Depreciation	11,299,600	26,681,076	2,659,875	4,112,575	—	44,753,126
Amortization of intangibles and deferred charges	352,668	559,597	16,940	446,138	1,636,006	3,011,349
Amortization of broadcast rights	—	323,961	6,814,141	—	—	7,138,102
Film payments	—	(223,346)	(5,521,115)	—	—	(5,744,461)
Loss (gain) on disposal of assets	(163,612)	(138,479)	—	1,823	—	(300,268)
Change in fair value of derivative	—	—	—	—	732,748	732,748
Loss on early extinguishment of debt	—	—	—	—	8,989,786	8,989,786
Gain on sale of Monroe Cablevision	—	—	—	—	(21,140,829)	(21,140,829)

Adjusted EBITDA	$19,558,303	$37,278,244	$7,164,479	$5,968,509	$(4,309,664)	$65,659,871